Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Serve Robotics Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.0001 per share, issuable in respect of assumed Vebu, Inc. restricted stock units	(1)	457(a)	500,000	$9.24	$4,620,000.00	0.0001381	$638.02
Equity	Common Stock, par value $0.0001 per share, issuable in respect of assumed Diligent Robotics, Inc. restricted stock units	(2)	457(a)	1,319,151	$9.24	$12,188,955.24	0.0001381	$1,683.29

Total Offering Amounts:						$16,808,955.24		2,321.32
Total Fee Offsets:								0.00
Net Fee Due:								$2,321.32

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Offering Note(s)

(1)	This Registration Statement (the “Registration Statement”) registers the issuance of the common stock of Serve Robotics Inc. (the “Registrant”), par value $0.0001 per share (the “Common Stock”), issuable pursuant to equity awards assumed by the Registrant as a result of the consummation on February 17, 2026 of the transaction contemplated by the Agreement and Plan of Merger, dated as of February 5, 2026, among the Registrant, Serve Kitchen Robotics Inc., Vebu, Inc. (“Vebu”), and James Buckly Jordan, an individual, solely in his capacity as a representative of the holders of Vebu’s preferred stock and common stock.

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares that may be offered or issued as a result of stock splits, stock dividends or similar transactions.

The Proposed Maximum Offering Price Per Unit and the Maximum Aggregate Offering Price have been estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and (h) of the Securities Act, on the basis of the average of the high and low prices of the Registrant’s Common Stock as reported on Nasdaq on March 9, 2026.

(2)	This Registration Statement registers the issuance of the Common Stock, issuable pursuant to equity awards assumed by the Registrant as a result of the consummation on January 27, 2026 of the transaction contemplated by the Agreement and Plan of Merger, dated as of January 19, 2026, among the Registrant, Delight Merger Sub, Inc., Diligent Robotics, Inc. (“Diligent”) and Andrea Thomaz, an individual, solely in her capacity as a representative of the holders of Diligent’s preferred stock.

Pursuant to Rule 416 under the Securities Act, this Registration Statement also covers an indeterminate number of additional shares that may be offered or issued as a result of stock splits, stock dividends or similar transactions.

The Proposed Maximum Offering Price Per Unit and the Maximum Aggregate Offering Price have been estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and (h) of the Securities Act, on the basis of the average of the high and low prices of the Registrant’s Common Stock as reported on Nasdaq on March 9, 2026.